Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner	Victor R. Santoro
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	120 Wilshire Boulevard	120 Wilshire Boulevard
	Santa Monica, CA 90401	Santa Monica, CA 90401
Phone:	310-458-1521 x 271	310-458-1521 x 288
Fax:	310-451-4555	310-451-4555

FOR IMMEDIATE RELEASE

APRIL 21, 2004

FIRST COMMUNITY BANCORP ANNOUNCES EARNINGS FOR THE FIRST QUARTER OF 2004

— Net Earnings for the Quarter Totaled $7.5 Million and EPS was $0.47 —

— Organic Loan Growth was $45.0 Million for the Quarter —

— Board Authorizes 17% Increase in Quarterly Dividend —

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced first quarter 2004 net income of $7.5 million, or $0.47 per diluted share, compared to first quarter 2003 net income of $7.2 million or $0.46 per diluted share.

Lending activity in the first quarter of 2004 resulted in $45.0 million of organic loan growth.  Such growth is in addition to $76.0 million in loans added to the portfolio as a result of the Company’s March 1, 2004 acquisition of First Community Financial Corporation, or FC Financial, an asset-based lender headquartered in Phoenix, Arizona.  As a result of the acquisition, FC Financial is a wholly-owned operating subsidiary of the Company’s San Diego-based bank, First National Bank.

Also today, the Board of Directors of First Community Bancorp declared a quarterly cash dividend of $0.22 per common share, a 17% increase over the previous quarterly cash dividend of $0.1875 per share.  The cash dividend will be payable on May 28, 2004 to shareholders of record on May 14, 2004.

Highlights for the first quarter of 2004 include:

•                  Net interest income increased $1.9 million from the first quarter of 2003 and $24,000 over the fourth quarter of 2003 due mainly to the addition of interest-earning assets from organic loan growth and the Verdugo and FC Financial acquisitions.

•                  Organic loan growth was $45.0 million for the first quarter of 2004.

•                  Our net interest margin increased to 5.17% for the first quarter of 2004 from the 5.06% experienced in the fourth quarter of 2003, the first increase since the second quarter of 2002.

•                  Deposit cost reached an all-time low at 0.36% for the first quarter of 2004 compared to 0.65% and 0.40% for the first and fourth quarters of 2003.

•                  Demand deposits increased $30.3 million during the quarter and represented 43% of total deposits at quarter end.

•                  We issued $60.0 million in pooled trust preferred securities in February, the proceeds of which were used to help fund the acquisitions of FC Financial and Harbor National Bank (“Harbor National”).  These trust preferred securities are carried on our balance sheet as subordinated debt.

•                  Credit quality remains strong.  The ratio of nonaccrual loans to net loans was 0.45% at March 31, 2004, compared to 0.46% at December 31, 2003, and 0.93% at March 31, 2003.

Matt Wagner, President and Chief Executive Officer, stated, “We experienced solid organic loan and deposit growth during the quarter, building on the positive momentum we created in the fourth quarter of 2003.   In addition to the solid growth and maintenance of credit quality, we coordinated two acquisitions: FC Financial, closed on March 1, and Harbor National, which closed on April 16.  Early in this quarter, we increased our borrowings to fund these acquisitions without having the benefit of their earnings for the entire period.  The additional interest expense was $375,000.  Although FC Financial is small in relation to our company, its contribution for March 2004 was $240,000 in net income from a loan portfolio of almost $80 million yielding 13.3%.”

Vic Santoro, Executive Vice President and Chief Financial Officer, also commented, “The first quarter contained certain one-time charges totaling $152,000 after taxes regarding settlement of operational losses and the writedown of a Community Reinvestment Act investment inherited from the acquisition of First National Bank.  The first quarter also included increases in noninterest expense resulting primarily from incentive payments and related accruals and payroll taxes for the current year.”

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  Verdugo Banking Company ($212 million in assets) was acquired in August 2003 and First Community Financial ($80 million in assets) was acquired in March 2004.

FIRST QUARTER HIGHLIGHTS

	First Quarter		%	Fourth Quarter	%
Dollars in millions, except per share data	2004	2003	Change	2003	Change

Diluted Earnings per share	$0.47	$0.46	2.2	$0.53	(11.3)
Net Earnings	$7.5	$7.2	4.2	$8.4	(10.7)
Return on Average Assets (“ROA”)	1.23%	1.34%	(8.2)	1.36%	(9.6)
Return on Average Equity (“ROE”)	8.9%	9.2%	(3.3)	10.1%	(11.9)
Efficiency Ratio	58.8%	56.8%	(3.5)	53.9%	(9.1)

The slight improvement in net earnings for the first quarter of 2004 compared to the first quarter of 2003 resulted from increased net interest income and a high level of credit quality.  The decline in earnings for the first quarter of 2004 compared to the fourth quarter of 2003 was caused by several factors:

•                  Increased interest expense on borrowings used to fund acquisitions without the full benefit of earnings from acquired entities;

•                  A positive legal settlement in the fourth quarter of 2003; and

•                  Increased compensation due to incentive payments and related accruals and payroll taxes.

BALANCE SHEET

Total assets increased 2.2% from year end 2003 to $2.5 billion at March 31, 2004, with gross loans totaling $1.7 billion.  During the first quarter of 2004, our organic loan growth was $45.0 million.  Deposits increased 1.1% from year end 2003 to $2.0 billion at March 31, 2004, with noninterest-bearing deposit balances totaling $844.7 million and representing 43% of total deposits.

In early February 2004, we issued $60.0 million in trust preferred securities used to fund the FC Financial and Harbor National acquisitions.  Additionally, following the acquisition of FC Financial, we repaid $60.7 million of FC Financial debt from the proceeds of sales of investment securities totaling $64.6 million.

NET INTEREST INCOME

Net interest income increased 8% to $26.3 million for the first quarter of 2004, compared to $24.4 million for the same period of 2003.  The year-over-year increase was due primarily to the Company adding interest-earnings assets from organic loan growth and acquisitions.  Interest income increased by $1.4 million, or 5%, while interest expense decreased by $469,000, or 13%, for the first quarter of 2004 when compared to the same period of 2003.  Interest expense on deposits decreased by $1.1 million, or 39%, for the first quarter of 2004 when compared to the same period of 2003.

Net interest income increased $24,000 in the first quarter of 2004 compared to the fourth quarter of 2003.  This minor increase was the result of increased interest on loans being offset by reduced interest income on investment securities sold and additional interest expense on the subordinated debt.

NET INTEREST MARGIN

The Company’s net interest margin for the first quarter of 2004 was 5.17%, a decrease of 24 basis points when compared to the same period of 2003 and an increase of 11 basis points when compared to the fourth quarter of 2003 net interest margin of 5.06%.  Yields on average earning assets were 5.78% and 6.14% for the first quarter of 2004 and 2003, respectively, and 5.63% for the fourth quarter of 2003.  The increase in the yield on average earning assets and the increase in the net interest margin for the first quarter of 2004 when compared to the fourth quarter of 2003 are attributable to a combination of organic loan growth and the loans from the FC Financial acquisition which by themselves yielded 13.3% for March 2004.  The average cost of deposits was 0.36% for the first quarter of 2004 compared to 0.65% and 0.40% for the first and fourth quarters of 2003.  The overall cost of interest-bearing liabilities decreased to 0.99% for the first quarter of 2004 compared to 1.23% for the first quarter of 2003 and increased from 0.93% for the fourth quarter of 2003.  The slight increase from the fourth quarter of 2003 is the result of the trust preferred securities sold by the Company during the first quarter of 2004.

NONINTEREST INCOME

Noninterest income for the first quarter of 2004 totaled $4.1 million which was unchanged for the same period of 2003.  Noninterest income declined quarter over quarter by $302,000.  The decline was due to a favorable legal settlement, the timing of annual customer account analysis charges, and the elimination of First National Bank’s escrow department, all of which occurred in the fourth quarter of 2003.

NONINTEREST EXPENSE

Noninterest expense for the first quarter of 2004 totaled $17.9 million compared to $16.2 million and $16.6 million for the first and fourth quarters of 2003.  The increase in noninterest expense was due to several factors.  Compensation expense increased due to acquisitions, incentive compensation, and amortization of restricted stock.  Intangible asset amortization increased because of the Verdugo and FC Financial acquisitions; we expect the run rate on intangible asset amortization to be $772,000 for the next several quarters.  Other noninterest expense increased due to the one-time charges for operational losses and the writedown of a CRA investment at First National Bank that was made prior to our acquisition of First National in September 2002.

Noninterest expense for the first quarter of 2004 includes the following noncash items:

•                  Core deposit and customer relationship intangible amortization of $691,000 resulting from the Company’s multiple acquisitions, compared to $588,000 for the same period in 2003;

•                  Stock compensation of $654,000 related to 469,000 shares of our common stock underlying restricted stock awards and performance stock awards made to employees during the latter half of 2003 and the first quarter of 2004.  Stock compensation expense related to these awards is expected to be $659,000 per quarter for the rest of 2004.  There was no stock compensation expense during the first quarter of 2003.

CREDIT QUALITY

Nonperforming assets increased to $7.7 million at March 31, 2004 from $7.4 million at December 31, 2003.  Nonperforming assets as of March 31, 2003 were $15.2 million.  The decrease from March 31, 2003 includes the sale of OREO properties totaling $1.4 million and a $6.1 million net decrease in nonaccrual loans.  The ratio of nonperforming assets to total loans and OREO declined to 0.45% at March 31, 2004, from 0.46% at December 31, 2003, and 1.03% at March 31, 2003.

Annualized net charge-offs as a percentage of average loans were 0.24% for the first quarter of 2004 compared to 0.08% for the same period of 2003.  The allowance for loan losses totaled $28.1 million at March 31, 2004, and represents 1.64% of loans, net of deferred fees and costs, and 365.4% of nonaccrual loans as of that date.  During the quarter, the allowance increased $3.3 million as a result of the FC Financial acquisition.

SUBSEQUENT EVENTS

On April 16, 2004, First Community announced that it completed its acquisition of Harbor National Bank, which had $180 million in assets as of March 31, 2004.  Upon consummation of the acquisition, Harbor National was merged into Pacific Western National Bank.  We paid $35.5 million in cash for all the outstanding common stock and options to acquire Harbor National common stock.  On a pro forma basis including Harbor National, at March 31, 2004, First Community had approximately $2.7 billion in assets.

REGULATORY CAPITAL

The Company and the Banks remained well capitalized at March 31, 2004.  Regulatory capital ratios are as follows:

	First National	Pacific Western	Consolidated Company
Tier 1 leverage capital ratio	10.92%	8.76%	10.08%
Tier 1 risk-based capital ratio	11.75%	9.96%	11.13%
Total risked-based capital ratio	13.00%	11.08%	12.52%

We have issued and outstanding trust preferred securities totaling $118.0 million, a portion of which is treated as regulatory capital for purposes of determining the Company’s Tier I capital ratios.  The Company believes that the Board of Governors of the Federal Reserve System, which is the holding Company’s banking regulator, may rule on continued inclusion of trust preferred securities in regulatory capital.  At this time, it is not possible to estimate the effect, if any, on the Company’s Tier I regulatory capital as a result of any future action taken by the Board of Governors of the Federal Reserve System.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $2.5 billion in assets as of March 31, 2004, with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank.  Through the Banks’ 35 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western has 22 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties, and First National Bank has 13 branches across San Diego County.  Through its subsidiary FC Financial, First National Bank provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas.  Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com.  Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by, such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K for the year ended December 31, 2003 and other documents filed by the Company with the Securities and Exchange Commission.  The documents filed by First Community with the Commission may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the Commission’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2004	December 31, 2003
	(In thousands, except per share data)
Assets:
Cash and due from banks	$98,049	$101,968
Federal funds sold	8,700	2,600
Total cash and cash equivalents	106,749	104,568

Interest-bearing deposits in financial institutions	359	311

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	15,182	14,662
Securities available-for-sale	318,642	417,656
Total securities	333,824	432,318

Gross loans	1,721,530	1,600,606
Deferred fees and costs	(5,925)	(4,769)
Loans, net of deferred fees and costs	1,715,605	1,595,837
Allowance for loan losses	(28,058)	(25,752)
Net loans	1,687,547	1,570,085
Premises and equipment	13,995	14,004
Other real estate owned, net	—	—
Intangible assets	246,697	221,956
Cash surrender value of life insurance	50,827	50,287
Other assets	35,511	28,798
Total Assets	$2,475,509	$2,422,327

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$844,667	$814,365
Interest-bearing deposits	1,126,127	1,135,304
Total deposits	1,970,794	1,949,669

Accrued interest payable and other liabilities	27,076	21,597
Short-term borrowings	10,800	53,700
Subordinated debt	121,654	59,798
Total Liabilities	2,130,324	2,084,764

Shareholders’ Equity:
Common stock	309,020	308,336
Retained earnings	49,308	44,706
Unearned equity compensation	(13,488)	(13,811)
Accumulated other comprehensive income:
Unrealized gain (loss) on securities available-for-sale, net	345	(1,668)
Total Shareholders’ Equity	345,185	337,563
Total Liabilities and Shareholders’ Equity	$2,475,509	$2,422,327

Shares outstanding (includes shares underlying restricted stock awards)	15,928.1	15,893.1
Book value per share	$21.67	$21.24

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2004	2003
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$26,225	$25,611
Interest on interest-bearing deposits in other financial institutions	2	3
Interest on investment securities	3,121	2,317
Interest on federal funds sold	74	67
Total interest income	29,422	27,998

Interest expense:
Interest expense on deposits	1,771	2,881
Interest expense on short-term borrowings	68	22
Interest expense on subordinated debt	1,249	654
Total interest expense	3,088	3,557

Net interest income:	26,334	24,441
Provision for loan losses	—	120
Net interest income after provision for loan losses	26,334	24,321

Noninterest income:
Service charges deposit accounts	2,299	2,134
Other commissions and fees	859	1,064
Gain (loss) on sale of loans, net	171	138
Gain on sale of securities, net	30	—
Increase in cash surrender value of life insurance	507	312
Other income	211	428
Total noninterest income	4,077	4,076

Noninterest expense:
Salaries and employee benefits	9,725	8,009
Occupancy	2,314	2,344
Furniture and equipment	739	772
Data processing	1,025	1,293
Other professional services	672	545
Business development	265	200
Communications	497	540
Insurance and assessments	379	327
Cost of OREO	—	157
Intangible asset amortization	691	588
Other	1,558	1,425
Total noninterest expense	17,865	16,200
Earnings before income taxes	12,546	12,197
Income taxes	5,046	4,964
Net earnings	$7,500	$7,233

Per share information:
Number of shares (weighted average)
Basic	15,451.6	15,330.1
Diluted	15,962.3	15,775.9
Earnings per share
Basic	$0.49	$0.47
Diluted	$0.47	$0.46

UNAUDITED AVERAGE BALANCE SHEETS

	Three Months Ended March 31,
	2004	2003
	(Dollars in thousands)
Average Assets:
Loans, net of deferred fees and costs	$1,613,554	$1,482,473
Investment securities	404,408	324,790
Federal funds sold	30,045	24,248
Interest-bearing deposits in financial institutions	494	2,033
Average earning assets	2,048,501	1,833,544
Other assets	402,543	347,525
Average total assets	$2,451,044	$2,181,069

Average Liabilities and Shareholders’ Equity:
Average Liabilities:
Noninterest-bearing deposits	$825,901	$670,968
Interest-bearing deposits	1,138,504	1,118,615
Average deposits	1,964,405	1,789,583
Other interest-bearing liabilities	110,731	43,621
Other liabilities	35,985	29,788
Average liabilities	2,111,121	1,862,992
Average equity	339,923	318,077
Average liabilities and shareholders’ equity	$2,451,044	$2,181,069

Yield Analysis:
Average earning assets	$2,048,501	$1,833,544
Yield	5.78%	6.14%
Average interest-bearing deposits	$1,138,504	$1,118,615
Cost	0.63%	1.04%
Average deposits	$1,964,405	$1,789,583
Cost	0.36%	0.65%
Average interest-bearing liabilities	$1,249,235	$1,162,236
Cost	0.99%	1.23%

Interest spread	4.79%	4.91%
Net interest margin	5.17%	5.41%

Average interest sensitive liabilities	$2,075,136	$1,833,204
Cost	0.60%	0.79%

LOAN CONCENTRATION

	As of the Dates Indicated
	03/31/04	12/31/03	9/30/03	6/30/03	3/31/03
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$494,394	$426,796	$411,648	$382,636	$382,973
Real estate-construction	358,212	347,321	343,235	342,487	379,150
Commercial real estate-mortgage	749,875	712,390	680,783	611,527	611,871
Consumer	31,503	31,383	34,030	20,245	26,225
Foreign:
Commercial	71,993	67,821	66,944	61,873	60,253
Other	15,553	14,895	14,082	17,090	18,702
Gross Loans	1,721,530	1,600,606	1,550,722	1,435,858	1,479,174
Less allowance for loan losses	(28,058)	(25,752)	(25,768)	(23,881)	(24,738)
Less deferred fees and costs	(5,925)	(4,769)	(4,058)	(3,435)	(4,112)
Total Loans	$1,687,547	$1,570,085	$1,520,896	$1,408,542	$1,450,324

CREDIT QUALITY MEASURES

	For the Periods Ended
	3 Months 03/31/04	Year 12/31/03	9 Months 9/30/03	6 Months 6/30/03	3 Months 3/31/03
	(Dollars in thousands)

Loans past due 90 days or more and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans and leases	7,678	7,411	9,509	9,725	13,750
Other real estate owned	—	—	—	136	1,401
Nonperforming assets	$7,678	$7,411	$9,509	$9,861	$15,151

Impaired loans, gross	$7,678	$7,411	$9,509	$9,725	$13,750
Allocated allowance for loan losses	(1,668)	(2,267)	(2,358)	(1,791)	(2,855)
Net investment in impaired loans	$6,010	$5,144	$7,151	$7,934	$10,895

Charged-off loans year-to-date	$(1,525)	$(4,476)	$(4,142)	(3,192)	(1,669)
Recoveries year-to-date	573	3,005	2,687	1,846	1,360
Net charge-offs	$(952)	$(1,471)	$(1,455)	$(1,346)	$(309)
Allowance for loan losses to loans, net of deferred fees and costs	1.64%	1.61%	1.67%	1.67%	1.68%
Allowance for loan losses to nonaccrual loans and leases	365.4%	347.5%	271.0%	245.6%	179.9%
Allowance for loan losses to nonperforming assets	365.4%	347.5%	271.0%	242.2%	163.3%
Nonperforming assets to loans and OREO	0.45%	0.46%	0.61%	0.69%	1.03%
Annualized net (charge-offs) to average loans	(0.24)%	(0.10)%	(0.13)%	(0.18)%	(0.08)%
Nonaccrual loans to loans, net of deferred fees and costs	0.45%	0.46%	0.61%	0.68%	0.93%

ALLOWANCE FOR LOAN LOSSES

	As of or for the Periods Ended
	3 Months 03/31/04	Year 12/31/03	9 Months 9/30/03	6 Months 6/30/03	3 Months 3/31/03
	(Dollars in thousands)

Balance at beginning of period	$25,752	$24,294	$24,294	$24,294	$24,294
Loans charged-off:
Commercial	(1,013)	(3,331)	(3,226)	(2,484)	(1,131)
Real estate – construction	—	—	—	—	—
Real estate – mortgage	—	—	—	—	—
Consumer	(171)	(1,145)	(916)	(708)	(538)
Foreign	(341)	—	—	—	—
Total loans charged-off	(1,525)	(4,476)	(4,142)	(3,192)	(1,669)

Recoveries on loans charged-off:
Commercial	461	2,453	2,214	1,455	1,199
Real estate – construction	—	—	—	—	—
Real estate – mortgage	5	84	81	65	—
Consumer	92	468	392	326	161
Foreign	15	—	—	—	—
Total recoveries on loans charged-off	573	3,005	2,687	1,846	1,360
Net loans charged-off	(952)	(1,471)	(1,455)	(1,346)	(309)
Provision for loan losses	—	300	300	300	120
Additions due to acquisitions	3,258	2,629	2,629	633	633
Balance at end of period	$28,058	$25,752	$25,768	$23,881	$24,738